Exhibit 99.1

Keryx Biopharmaceuticals Announces Fourth Quarter and Full Year 2016 Financial Results

•	Fourth quarter and Full Year 2016 Auryxia® (ferric citrate) net U.S. product sales of $8.2 million and $27.2 million, respectively

•	Early 2017 Auryxia prescription demand showing positive momentum and outperformed overall phosphate binder market in January

BOSTON, MA, March 1, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its financial results for the fourth quarter and year ended December 31, 2016. The company also reviewed its commercial progress with Auryxia and upcoming milestones.

“We are off to a very good start in 2017 with Auryxia in the dialysis patient population,” said Greg Madison, president and chief executive officer of Keryx. “During a period when the phosphate binder market declined, Auryxia prescriptions grew to approximately 4,650 in January, an increase of 3.3 percent from the approximate 4,500 prescriptions reported in December 2016.”

Mr. Madison continued, “we look forward to important milestones over the year that would mark continued progress toward our goal of maximizing Auryxia’s potential. These include continued growth in the U.S. dialysis market, acceptance and assignment of a target review date for the supplemental new drug application submitted in January to the U.S. FDA to expand the indication of Auryxia for the treatment of iron deficiency anemia (IDA) in adults with non-dialysis dependent chronic kidney disease, and the subsequent approval and launch in late 2017. If approved for this indication, Auryxia could be the first FDA-approved oral medicine to treat IDA in this patient population.”

FOURTH QUARTER, FULL YEAR 2016 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

On January 8, 2017, Keryx provided a review of its preliminary fourth quarter and full year 2016 commercial progress and financial results. The company today provided final results for the same periods in 2016, and the following updates:

Auryxia Recent Commercial Progress

•	Fourth quarter 2016 net U.S. product sales for Auryxia were $8.2 million compared to $4.8 million for the fourth quarter of 2015, an approximately 70 percent increase despite the three-month supply interruption from August to November 2016. Full year 2016 net U.S. product sales for Auryxia were $27.2 million compared to $10.1 million for the full year 2015, an approximately 170 percent year-over-year increase.

•	Approximately 8,700 prescriptions for Auryxia were reported in the fourth quarter of 2016, which included approximately 4,500 prescriptions reported for the month of December, the first full month of sales post resupply of Auryxia. This compares to approximately 5,000 prescriptions for the month of July 2016, the last full month of sales prior to the supply interruption.

•	Keryx reported today that in January 2017 Auryxia prescriptions increased to approximately 4,650, or 3.3 percent from December 2016, while the overall market for phosphate binder prescriptions declined by 2.6 percent.

Potential Label Expansion Opportunity

•	Keryx is executing on its strategy to leverage its commercial capabilities. In January 2017, the company submitted a supplemental new drug application seeking label expansion for Auryxia to include the treatment of iron deficiency anemia (IDA) in adults with non-dialysis dependent chronic kidney disease (NDD-CKD). The company estimates that of the 1.7 million Americans with CKD under the care of a nephrologist, approximately 650,000 people are treated for IDA and another 250,000 – 400,000 people could have IDA but are not treated today.

•	Detailed results from the company’s pivotal Phase 3 trial that evaluated ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD were published online in the Journal of the American Society of Nephrology in January. Publication of the data should advance understanding of the potential importance of Auryxia to treat this serious disease.

Fourth Quarter and Year Ended December 31, 2016 Financial Results

Total revenues for the quarter ended December 31, 2016 were approximately $9.5 million, compared with $5.8 million during the same period in 2015. Total revenue for the fourth quarter of 2016 consist of approximately $8.2 million in ex-factory Auryxia net U.S. product sales, compared to $4.8 million in the fourth quarter of 2015, which were recorded based on actual prescriptions written during the period. Total revenue for the fourth quarter of 2016 also includes $1.3 million in license revenues as compared to $1.0 million during the same period in 2015.

For the year ended 2016, total revenues were approximately $32.0 million as compared to $13.7 million in 2015. Total revenues for 2016 include $27.2 million of Auryxia net U.S. product sales and $4.8 million in license revenues as compared to $10.1 million and $3.5 million, respectively, in 2015.

Cost of goods sold for the quarter ended December 31, 2016 were approximately $13.4 million, compared with $1.1 million during the same period in 2015. Cost of goods sold for the fourth quarter of 2016 include approximately $11.8 million in write-offs of work-in-process inventory that was determined to no longer be suitable for commercial manufacture.

For the year ended 2016, total cost of goods sold were approximately $37.8 million, as compared to $4.5 million in 2015. Total 2016 cost of goods include $25.6 million in write-offs of work-in-process inventory that was determined to no longer be suitable for commercial manufacture and approximately $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at the company’s third-party drug product manufacturers. Total 2015 cost of goods sold included $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at the company’s third-party drug product manufacturers.

Research and development expenses for the quarter ended December 31, 2016 were $6.2 million, as compared to $8.0 million during the same period in 2015. The decrease was primarily related to a reduction in development work at our contract manufacturers following approval of a second drug product contract manufacturer in the fourth quarter of 2016, as well as a decrease in clinical costs following the completion of our Phase 3 clinical trial in early 2016.

Selling, general and administrative expenses for the quarter ended December 31, 2016 were $23.0 million, as compared to $21.6 million during the same period in 2015. The increase was related to the continued commercialization of Auryxia, including an expanded sales force in the fourth quarter of 2016 as compared to the same period in 2015.

Net loss for the quarter ended December 31, 2016 was $33.8 million, or $0.32 per share, compared to a net loss of $37.8 million, or $0.36 per share, for the comparable period in 2015. For the full year 2016, net loss was $161.1 million, or $1.52 per share, as compared to $123.1 million, or $1.19 per share in 2015.

Cash and cash equivalents as of December 31, 2016 totaled approximately $111.8 million.

Conference Call Information

Keryx will host an investor conference call today, Wednesday, March 1, 2017, at 8:00 a.m. ET to discuss financial results for the fourth quarter and full year of 2016. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 74238520. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Iron Deficiency Anemia, NDD-CKD

Iron deficiency anemia is a common complication in patients with non-dialysis dependent chronic kidney disease (NDD-CKD), and the prevalence and severity of IDA increases as kidney disease progresses. It is estimated that there are approximately 1.6 million people living in the U.S. with stage 3-5 non-dialysis dependent chronic kidney disease and iron deficiency anemia. Efficacy and tolerability of current oral iron supplements are mixed. Intravenous (IV) iron administration is associated with important risks and burdens.

About Auryxia

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program in dialysis patients. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the U.S. full prescribing information, visit www.Auryxia.com.

Use of ferric citrate in patients with NDD-CKD and IDA, as highlighted above, is investigational and has not been determined to be safe or efficacious.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia®.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Net U.S. Auryxia product sales	$8,228	$4,770	$27,173	$10,141
License revenue	1,305	1,013	4,810	3,539

Total Revenues	9,533	5,783	31,983	13,680

Costs and Expenses:
Cost of goods sold	13,437	1,075	37,803	4,520
License expenses	783	608	2,886	2,124
Research and development	6,185	7,990	29,504	36,694
Selling, general and administrative	23,035	21,563	84,553	81,410

Total Costs and Expenses	43,440	31,236	154,746	124,748

Operating Loss	(33,907)	(25,453)	(122,763)	(111,068)

Other Income:
Other income (expense), net	143	(12,308)	(38,252)	(11,987)

Loss Before Income Taxes	(33,764)	(37,761)	(161,015)	(123,055)

Income taxes	20	23	80	90

Net Loss	$(33,784)	$(37,784)	$(161,095)	$(123,145)

Net Loss Per Common Share Basic and diluted net loss per common share	$(0.32)	$(0.36)	$(1.52)	$(1.19)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,962,622	105,204,495	105,845,121	103,898,399

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$111,810	$200,290
Inventory	$12,681	$41,881
Total assets	$141,427	$258,685
Liabilities and Stockholders’ (Deficit) Equity
Accounts payable and accrued expenses	$21,190	$26,795
Deferred revenue	$—	$3,526
Derivative liability	$—	$46,686
Convertible senior notes, net of discount	$125,000	$90,773
Total liabilities	$149,723	$171,751
Stockholders’ (deficit) equity	$(8,296)	$86,934

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia and the submission of an sNDA to the FDA to expand the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD and the potential approval in this indication and the impact thereof on Keryx, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether we can increase adoption of Auryxia in patients with CKD on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD- CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; our ability to continue to supply Auryxia following the recent resupply to the market; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is a commercial stage company focused on bringing innovative medicines to people with renal disease. Keryx developed and commercializes Auryxia® (ferric citrate), an iron-based phosphate binder, in the U.S. Ferric citrate is marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). Keryx has programs underway to leverage its development and commercial infrastructure, including evaluation of iron deficiency anemia in adults with non-dialysis dependent chronic kidney disease and in-licensing medicines for renal disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com